UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 17, 2006

Tredegar Corporation
(Exact Name of Registrant as Specified in its Charter)

Virginia	1-10258	54-1497771
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Boulders Parkway Richmond, Virginia	23225
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (804) 330-1000

_____________________________________________________________________________

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.

Director's Compensation

At its meeting on February 17, 2006, the Nominating and Governance Committee of the Board of Directors of Tredegar Corporation (the “Corporation”), in contemplation of the Corporation having a non-executive/non-employee Chairman of the Board of Directors, approved an annual retainer for the Chairman of the Board in the amount of $8,000 (in addition to the base Director retainer) and additional meeting fees for the Chairman of the Board in the amount of $500 per Board meeting, effective March 1, 2006.

At the same meeting, the Nominating and Governance Committee approved an annual base salary of $150,000, effective March 1, 2006, for Mr. Norman A. Scher in contemplation of Mr. Scher’s assumption of the responsibilities of Vice Chairman on that date and his remaining in the employ of the Corporation through February 28, 2007, to oversee several special projects.

All other director total compensation will remain unchanged from the amounts reported in the Corporation’s Current Report on Form 8-K, filed December 16, 2004.

2006 Cash Incentive Plans

On February 17, 2006, the Executive Compensation Committee of the Corporation approved annual cash incentive plans applicable to the Corporation’s executive officers. The 2006 Annual Incentive Compensation Plan for Corporate approved by the Committee (the “Corporate Incentive Plan”) applies to the Corporation’s executive officers (including the named executive officers) and certain other key corporate-level employees with the exception of the Chief Executive Officer and Ms. Nancy M. Taylor. Ms. Taylor is included in the 2006 Annual Incentive Plan for Films, the annual incentive plan for the Corporation’s Film Products business (the “Films Incentive Plan” and, together with the Corporate Incentive Plan, the “Plans”), also approved by the Committee on February 17, 2006. The Chief Executive Officer’s 2006 incentive plan is discussed below under the caption “Chief Executive Officer Compensation.” The Plans are not set forth in written agreements.

The Plans are intended to reward each participant based on the attainment of specific 2006 financial performance targets as well as individual performance. For the Films Incentive Plan, the financial performance targets are specific to Film Products’ 2006 financial performance while the financial performance targets contemplated in the Corporate Incentive Plan are corporate-wide 2006 financial measures. The Committee reviewed the annual financial targets for the Plans as part of its review and approval of the Plans.

Participants are eligible to receive a cash award under the Corporate Incentive Plan in an amount between 0% and 52.5% of a participant’s base salary depending upon whether the 2006 corporate-wide financial performance targets are satisfied or exceeded. The threshold payout percentage is 17.5%. Ms. Taylor is eligible to receive a potential cash award under the Films Incentive Plan in an amount between 0% and 60% of her base salary depending upon whether the 2006 financial performance targets for Film Products are satisfied or exceeded. Ms. Taylor’s threshold payout percentage is 20%.

Chief Executive Officer Compensation

At its February 17, 2006 meeting, the Executive Compensation Committee of the Board of Directors of the Corporation approved an annual base salary for Mr. John D. Gottwald in the amount of $285,000, effective March 1, 2006, the date Mr. Gottwald is expected to assume the responsibilities of President and Chief Executive Officer of the Corporation. The Committee also approved an annual 2006 cash incentive plan for Mr. Gottwald, which the Committee intends will reward Mr. Gottwald based on the Corporation’s attainment of specific 2006 corporate-wide financial performance targets. Mr. Gottwald is eligible to receive a cash award under this plan in an amount between 0% and 150% of his base salary depending upon whether the 2006 corporate-wide financial performance targets are satisfied or exceeded. Mr. Gottwald’s threshold payout percentage is 50%.

Executive Officer Base Salaries

At its February 17, 2006 meeting, the Executive Compensation Committee of the Board of Directors of the Corporation approved a 2.5% salary increase for each of its named executive officers, other than its President and Chief Executive Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TREDEGAR CORPORATION

Date: February 22, 2006	By:	/s/ D. Andrew Edwards
D. Andrew Edwards Vice President, Chief Financial Officer and Treasurer

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